Exhibit 99.1

FOR IMMEDIATE RELEASE

Citrix Announces Leadership Transition

Bob Calderoni Appointed Interim President and Chief Executive Officer

David J. Henshall Steps Down as President, Chief Executive Officer and Member of Board of Directors

Announces Preliminary Third Quarter 2021 Revenue

FORT LAUDERDALE, Fla. – October 6, 2021 – Citrix Systems, Inc. (NASDAQ: CTXS) (“the Company”), today announced that Bob Calderoni, Chair of the Citrix Board of Directors (“the Board”), has been named interim Chief Executive Officer and President, effective immediately. Mr. Calderoni succeeds David J. Henshall, who has stepped down as President and CEO and as a member of the Company’s Board.

“I would like to thank David for his many contributions to Citrix,” said Bob Calderoni. “David played a key role in accelerating our cloud transition and has driven significant improvements in our products, with over a dozen SaaS services actively supporting more than 11 million subscribers.

“David has also been instrumental in helping the Company and our employees navigate the pandemic, and successfully positioned Citrix to help customers around the world and across industries maintain business operations with minimal disruption. The entire Board thanks him for his contributions over nearly 20 years.”

Mr. Calderoni continued, “I am pleased to be taking on the role of interim CEO and excited to work with the Board, talented management team, and dedicated Citrix employees during such an important time for the Company. We remain focused on transitioning the business to SaaS as we work to securely deliver a unified work experience for our valued customers. I look forward to leading the Company into its next phase of growth and success, and I am confident that this will be a smooth leadership transition.”

“With more than 30 years of executive experience in the technology sector, including seven years as a director of Citrix, Bob is a natural choice to lead the Company at this time,” said Nanci Caldwell, Lead Independent Director of Citrix. “Bob knows our products, markets, customers and culture. The Board is confident he is the right person to drive the Company’s continued transformation and deliver value to our shareholders.”

“It has been an honor to lead Citrix and to have had the privilege of working with the Citrix team,” said David J. Henshall. “I’m incredibly proud of what we’ve accomplished together and confident that the Company will continue to innovate and deliver for all stakeholders under Bob’s leadership. Bob is a strong leader who is deeply familiar with Citrix.”

Further, Ajei Gopal, a member of the Board of Directors of the Company elected in 2017, advised the Board of his decision to resign from the Board effective October 4, 2021.

Dr. Gopal advised the Company that his decision does not involve any disagreement with the Company or Board. Rather Dr. Gopal, who is President and Chief Executive Officer of Ansys, Inc., resigned to avoid any potential conflict of interest that could arise because Mr. Calderoni is a member of the Board of Directors at Ansys.

Related, the Board agreed to reduce the size of the Board to eight members.

Preliminary Third Quarter 2021 Revenue

Based on preliminary unaudited financial information, the Company expects to report revenue at the midpoint to the high end of its previously announced guidance range of $765 million to $775 million for the third quarter ended September 30, 2021. Citrix will report full financial results for the third quarter on Thursday, November 4, 2021, before market open.

At approximately 7:05 a.m. ET, the third quarter 2021 earnings letter discussing financial results, quarterly highlights, and business outlook will be posted at http://www.citrix.com/investors. A conference call will begin at 8:15 a.m. ET to address questions. The call will be accessible via webcast by visiting the Investor Relations section of the Citrix corporate website at http://www.citrix.com/investors.

Financial Analyst Meeting

In light of today’s announcement, Citrix will postpone its previously announced financial analyst meeting. Details will be shared when finalized.

About Bob Calderoni

Bob Calderoni has served as a member of the Citrix Board since June 2014, served as interim CEO from October 2015 through January 2016, and served as Executive Chairman of the Board from July 2015 through December 2018. He currently serves as Chairman of the Board. He is also a member of the Board of Directors of KLA Tencor and Ansys.

Calderoni previously served as Chairman and Chief Executive Officer of Ariba, Inc., from 2001 until it was sold to SAP in October 2012. Following the acquisition, Calderoni remained CEO of Ariba and was also appointed a member of the global managing board at SAP AG between 2012 and 2014. Prior to his role as CEO, Calderoni was Chief Financial Officer of Ariba from January 2001 to October 2001.

Prior to joining Ariba in January 2001, Calderoni served as CFO at Avery Dennison Corporation, Senior Vice President of Finance at Apple, and Vice President of Finance at IBM.

About Citrix

Citrix (NASDAQ: CTXS) builds the secure, unified digital workspace technology that helps organizations unlock human potential and deliver a consistent workspace experience wherever work needs to get done. With Citrix, users get a seamless work experience, and IT has a unified platform to secure, manage, and monitor diverse technologies in complex cloud environments.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements, which are not strictly historical statements, including, without limitation, statements regarding Citrix’s preliminary unaudited third quarter 2021 revenue (which remain subject to revision), the transformation of Citrix’s business to a subscription model and a cloud-delivered model, the transition of Citrix leadership, and Citrix’s other plans, objectives, goals and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with changes and transitions in management personnel; Citrix’s quarter-end closing and review process developments and facts or circumstances affecting the application of Citrix’s critical accounting policies; the impact of the global economy, political environment, and uncertainty in IT spending; revenue growth and recognition of revenue; products and services, their development and distribution; demand and pipeline risks; economic and competitive factors; risks related to Citrix’s key strategic relationships; the impact of the COVID-19 pandemic on Citrix’s business; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

For media inquiries, contact:

Karen Master, Citrix Systems, Inc.

(216) 396-4683 or karen.master@citrix.com

For investor inquiries, contact:

Traci Tsuchiguchi, Citrix Systems, Inc.

(408) 790-8467 or traci.tsuchiguchi@citrix.com